SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

[Amendment No.             ]

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CORTEX PHARMACEUTICALS, INC.

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CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 16, 2004

To the Stockholders of Cortex Pharmaceuticals, Inc.:

The Annual Meeting of Stockholders of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), will be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, on Thursday, December 16, 2004 at 10:30 a.m. Pacific Time, to consider and vote on the following matters described in the attached Proxy Statement:

(1) The election of seven (7) directors to serve until the next Annual Meeting of Stockholders or until their successors are elected and duly qualified (Proposal 1);

(2) To ratify the appointment of Haskell & White LLP as independent auditors of the Company for the fiscal year ending December 31, 2004 (Proposal 2); and

(3) Such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on October 27, 2004 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any postponement and adjournment thereof. The stock transfer books will not be closed.

The Board of Directors welcomes the personal attendance of stockholders at the meeting. However, please sign and return the enclosed proxy, which you may revoke at any time prior to its use, whether or not you expect to attend the meeting. A self-addressed, postage prepaid envelope is enclosed for your convenience. Your proxy will not be used if you attend the meeting and choose to vote in person.

By Order of the Board of Directors

Maria S. Messinger, CPA Secretary

Irvine, California

November 12, 2004

CORTEX PHARMACEUTICALS, INC.

15231 Barranca Parkway

Irvine, California 92618

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held December 16, 2004

10:30 a.m.

Solicitation and Revocation of Proxies

The accompanying proxy is solicited by and on behalf of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the Company will bear the cost of such solicitation. Solicitation of proxies will be primarily by mail, although some of the officers, directors and employees of the Company may solicit proxies personally or by telephone. The Company will reimburse brokerage houses and other custodians, nominees or fiduciaries for their expenses in sending proxy materials to their principals.

The person named as proxy was designated by the Board of Directors and is a director of the Company. All properly executed proxies will be voted (except to the extent that authority to vote has been withheld) and where a choice has been specified by the stockholder as provided in the proxy it will be voted in accordance with the specification so made. Proxies submitted without specification will be voted FOR the election as directors of the nominees proposed by the Board of Directors and FOR the ratification of Haskell & White LLP as the Company’s independent auditors.

Any stockholder may revoke a proxy at any time before it is voted at the meeting by a proxy bearing a later date. A proxy may also be revoked by any stockholder by delivering written notice of revocation to the Secretary of the Company or by voting in person at the meeting.

This Proxy Statement and proxy are being mailed to stockholders of the Company on or about November 12, 2004. The mailing address of the executive offices of the Company is 15231 Barranca Parkway, Irvine, California 92618.

Voting at the Meeting

Only record holders of Common Stock of the Company at the close of business on October 27, 2004, will be entitled to notice of, and to vote at, the meeting. As of the record date, there were 28,455,303 shares of the Company’s Common Stock outstanding. The presence at the meeting of a majority of the outstanding shares, in person or by proxy relating to any matter to be acted upon at the meeting, is necessary to constitute a quorum for the meeting. Each outstanding share is entitled to one vote on all matters, except as noted below. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain or withhold their vote, including brokers holding customers’ shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are entitled to vote on all of the matters included in this proxy unless they receive other instructions from their customers.

As used herein, “uninstructed shares” means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, “broker non-vote” means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers’ instructions. The effect of proxies marked “withheld” as to any director nominee or “abstain” as to a particular proposal and broker non-votes on proposals Nos. 1 and 2 is discussed under each respective proposal.

PROPOSAL 1

ELECTION OF DIRECTORS

The persons named in the enclosed proxy will vote to elect the seven (7) proposed nominees named below unless contrary instructions are given in the proxy. The election of directors shall be by the affirmative vote of the holders of a plurality of the shares voting in person or by proxy at the meeting. Each director is to hold office until the next annual meeting and until his successor is elected and qualified.

The names and certain information concerning the persons nominated by the Board of Directors to become directors at the meeting are set forth below. Each of the proposed nominees currently serves as a member of the Board of Directors. The Company’s Board of Directors recommends that you vote FOR the election of each of the nominees named below. It is intended that shares represented by the proxies will be voted FOR the election to the Board of Directors of the persons named below unless authority to vote for nominees has been withheld in the proxy. Broker non-votes and proxies marked “withheld” as to one or more of the nominees will result in the respective nominees receiving fewer votes. However, the number of votes otherwise received by the nominee will not be reduced by such action. Although each of the persons named below has consented to serve as a director if elected and the Board of Directors has no reason to believe that any of the nominees named below will be unable to serve as a director, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board of Directors.

Nominees for Director

Robert F. Allnutt, 69, has been a director since December 1995 and served as Chairman of the Board from February 1999 until the appointment of Roger G. Stoll, Ph.D. on August 13, 2002. Since February 1995, Mr. Allnutt has been a senior counselor for APCO Worldwide, Inc., a public affairs and strategic communications company. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from 1985 until 1995 and was Vice President for Governmental Relations of Communications Satellite Corporation from 1984 until 1985. Prior to 1984, Mr. Allnutt held numerous positions in the Federal Government for 25 years, including 15 years at NASA, where his positions included Associate Deputy Administrator, the third ranking position in the agency. Mr. Allnutt serves as a member of the Board of Directors of the National Medals of Science and Technology Foundation, the American Hospice Foundation and F. Dohmen Company, a privately held drug wholesaler and distributor. Mr. Allnutt holds a B.S. in Industrial Engineering from the Virginia Polytechnic Institute and J.D. and L.L.M. degrees from George Washington University.

Charles J. Casamento, 59, was elected to the Board of Directors of the Company in July 1997. Mr. Casamento is President and Chief Executive Officer of Osteologix, Inc. a pharmaceutical company headquartered in Copenhagen, Denmark that develops products for potential use in treating osteoporosis and other bone diseases. From June 1993 to August 2004, Mr. Casamento served as Chairman, President and Chief Executive Officer of Questcor Pharmaceuticals, Inc., a biopharmaceutical company based in Union City, California. Prior to that, he was President and Chief Executive Officer of Interneuron Pharmaceuticals, a neuropharmaceutical company, from its founding in March 1989 until May 1993. From January 1986 to March 1989, he was Senior Vice President and General Manager, Pharmaceuticals & Biochemicals at Genzyme Corp., a biotechnology company. From 1970 through 1985, Mr. Casamento held senior management positions in marketing, finance and business development at Sandoz, F. Hoffmann-LaRoche, Johnson & Johnson and American Hospital Supply Corp., where he was Vice President, Business Development and Strategic Planning for the Critical Care Division. Mr. Casamento also currently holds board positions with Supergen, Inc., a publicly held pharmaceutical company, as well as the Catholic Medical Mission Board, a non-profit organization located in New York City. He holds a B.S. in Pharmacy from Fordham University, an M.B.A. from Iona College and is a licensed pharmacist.

Carl W. Cotman, Ph.D., 64, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987, served as a director of the Company from March 1989 to October 1990, and was reelected as a director in November 1991. Dr. Cotman has been a Professor of Psychobiology, Neurology, and Psychiatry at the University of California, Irvine since 1985. He was a Professor of Psychobiology and Neurology at that University from 1983 to 1985, and has held various other teaching and research positions at that University since 1968. He chaired the Scientific Advisory Council of the American Paralysis Association and is a member of numerous professional associations and committees, including the Council of the American Society for Neurochemistry, the National Institute of Aging Task Force, the American Association for the Advancement of Science and the International Society for Neurochemistry. Dr. Cotman has served on the editorial boards of numerous scientific journals and has authored or co-authored seven books and over 400 articles in the fields of neurobiology, memory and cognition, and the recovery of function after brain injury. Dr. Cotman holds a B.A. in Chemistry from Wooster College, an M.A. in Analytical Chemistry from Wesleyan University, and a Ph.D. in Biochemistry from Indiana University.

Peter F. Drake, Ph.D., 50, was appointed to the Board of Directors of the Company in October 2003. Dr. Drake is currently the Managing General Partner of Mayflower Partners, a healthcare investment fund. From 1999 to 2002, he served as a Managing Director in the Equity Research Department of Prudential Securities, Inc., after Prudential acquired Vector Securities International, an investment banking firm co-founded by Dr. Drake in 1988. Vector specialized in raising capital for emerging healthcare companies and acted as an advisor in merger and alliance transactions in the healthcare area. Dr. Drake joined the investment banking firm of Kidder, Peabody & Co. as a Biotechnology Analyst in 1983, becoming a partner in 1986. He currently serves on the Board of Directors of Trustmark Insurance Co., a healthcare insurance provider, and The Alliance For Aging Research, a non-profit organization dedicated to supporting and accelerating medical discoveries to improve the experience of aging and health. Dr. Drake received a B.A. degree in Biology from Bowdoin College and attended the Wharton School of Business at the University of Pennsylvania. After receiving his Ph.D. in Biochemistry and Neurobiology from Bryn Mawr College, he spent three years as a Senior Research Associate in the Department of Developmental Biology and Anatomy at Case Western Reserve University.

M. Ross Johnson, Ph.D., 60, has served as a director of the Company since April 2002. Dr. Johnson is currently Chief Executive Officer and President of Parion Sciences, Inc., a privately held pharmaceutical company that he co-founded in 1999. From 1995 to 1999, Dr. Johnson served as President, CEO and CSO of Trimeris Inc., a pharmaceutical company that he took public in 1997. From 1987 to 1994, he served as Vice President of Chemistry at Glaxo Inc., where he was part of the original scientific founding team for Glaxo’s research entry into the United States. From 1971 to 1987, Dr. Johnson served in key scientific and research management positions with Pfizer Central Research. Dr. Johnson currently holds board positions with Parion Sciences, Inc., Nuada, a privately-held pharmaceutical company, the University of California at Berkeley Chemistry Department, the University of North Carolina Education Advancement Board and is Chairman of AdventRx. He received his B.S. from the University of California, Berkeley, and a Ph.D. in Organic Chemistry from the University of California at Santa Barbara.

Roger G. Stoll, Ph.D., 62, has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. From 2001 to 2002, Dr. Stoll served as a consultant to the venture capital industry. From 1998 to January 2001, Dr. Stoll served as Executive Vice President at Fresenius Medical Care-North America, with responsibility for the Dialysis Products Division. From 1991 to 1998, he served as President and CEO of Ohmeda Inc., a pharmaceutical and medical products company with worldwide sales of approximately $1 billion. From 1986 to 1991, Dr. Stoll served as a senior executive at Bayer AG, where he rose to the position of Executive Vice President and General Manager of the worldwide diagnostic business group. From 1976 to 1986, Dr. Stoll held positions of increasing responsibility at the American Critical Care division of American Hospital Supply Corporation (now Baxter International), including President of American Critical Care from 1981 to 1986. He started his industrial career in 1972 at The Upjohn Company, where he conducted Phase I – IV clinical pharmacology studies in humans. He obtained his B.S. in pharmacy from Ferris State University and a Ph.D. in biopharmaceutics from the University of Connecticut. He also carried out post-doctoral studies in pharmacokinetics at the University of Michigan and has published over 30 scientific papers and contributed chapters in textbooks in the field of drug kinetics. Dr. Stoll serves on the board of directors of Agensys, Inc., a privately held biotechnology company specialized in cancer therapy and Questcor Pharmaceuticals, Inc., a publicly held company focused on specialty pharmaceuticals.

Gary D. Tollefson, M.D., Ph.D., 53, has served as a director and consultant of the Company since April 2004. Dr. Tollefson currently is a Clinical Professor of Psychiatry at the Indiana University School of Medicine, a position that he has held since March 2004, and is active as a consultant in drug development and strategy. Prior to March 2004, Dr. Tollefson was employed as a senior executive at Eli Lilly & Company for nearly 14 years, until he elected to take an early retirement. As an employee of Eli Lilly & Company, Dr. Tollefson played a key strategic role in the development of the psychopharmacologic drugs Prozac®, Zyprexa®, Straterra®, Symbyax™ and Cymbalta®. Dr. Tollefson’s other career highlights include having served as Distinguished Lilly Research Scholar and Vice President Medical-Neuroscience; President, Neuroscience Products and Vice President, Lilly Research Laboratories. Prior to joining Lilly, he was Chairman of the Department of Psychiatry, St. Ramsey Medical Center, a University of Minnesota Teaching Affiliate Hospital. Dr. Tollefson received his B.S. (Psychology), M.D. and Ph.D. (Psychopharmacology) from the University of Minnesota. Dr. Tollefson conducted his internship at St. Paul-Ramsey Medical Hospital and residency in Psychiatry at the University of Minnesota Hospitals in Minneapolis. Dr. Tollefson is certified by the American Board of Neurology and Psychiatry and the National Board of Medical Examiners. He serves on the board of directors of Cypress Bioscience, Inc., a publicly held company focused on products for the treatment of pain and central nervous disorders. He is a member of several medical societies including a Fellow in the American College of Neuropharmacology, the American Society of Clinical Psychopharmacology, American Psychiatric Association, Society for Biological Psychiatry, American Academy of Clinical Psychiatrists and the International Psychogeriatric Association. Dr. Tollefson serves as a journal reviewer for several medical and psychiatric journals. Dr. Tollefson has authored or co-authored over 200 peer-reviewed scientific publications, is an international speaker in medical education and been awarded 22 method of treatment patents.

Director Compensation

The Board of Directors elected to forego all cash payments of director compensation for Board meetings held in calendar year 2003, which included six months of the Company’s fiscal year ended June 30, 2004. In lieu of those payments, on the date of the 2002 Annual Meeting of Stockholders, non-employee directors received nonqualified options to purchase an aggregate of 30,000 shares of Common Stock. These options have the same terms and conditions of the formula nonqualified option grants described below, with the exception that the options vested in equal increments at each of the Board meetings for calendar year 2003, with any remaining unvested options outstanding on December 31, 2003 fully vested as of such date.

The Company reinstated compensation to non-employee directors effective January 1, 2004. As of such date, each non-employee director was entitled to receive $3,000 at each Board of Directors meeting attended. Additionally, the Chairman of the Audit Committee and Compensation Committee received $1,000 for each committee meeting attended and other members of the respective committees received $500 for each committee meeting attended.

Under the Company’s 1996 Stock Incentive Plan, during the fiscal year ended June 30, 2004 each non-employee director was automatically granted options to purchase 30,000 shares of Common Stock upon commencement of service as a director and additional options to purchase 25,000 shares of Common Stock on the date of each Annual Meeting of Stockholders. These nonqualified options have an exercise price equal to 100% of the fair market value of the Common Stock on the date of grant, have a ten-year term and vest in equal increments of 33% on each anniversary date of the dates of grant, and are otherwise subject to the terms and provisions of the 1996 Stock Incentive Plan.

The above cash compensation and nonqualified option grant provisions do not apply to non-employee directors who serve on the Board of Directors to oversee an investment in the Company. Compensation for such non-employee directors, if appropriate, is determined separately. As of June 30, 2004, none of the Company’s directors served on the Board of Directors in such capacity.

Executive Officers

Dr. Stoll was appointed as the President and Chief Executive Officer of the Company on August 13, 2002. The biographical summary for Dr. Stoll has been presented earlier. The other Executive Officers of the Company include Maria S. Messinger, James H. Coleman, Gary A. Rogers, Ph.D. and Harry H. Mansbach, M.D., all of whom report directly to Dr. Stoll.

Maria S. Messinger, 37, was appointed Vice President, Chief Financial Officer and Corporate Secretary of the Company in December 1999. She has served as Controller of the Company since September 1994. From August 1989 to September 1994, Ms. Messinger served in a progression of positions at Ernst & Young LLP, including her most recent position as an Audit Manager. She holds a B.A. from the School of Business Administration and Economics at California State University, Fullerton and is a Certified Public Accountant in California.

James H. Coleman, 63, became Senior Vice President of Business Development in May 2000. Prior to joining Cortex, Mr. Coleman was President and Senior Partner of Diversified Healthcare Management, Inc. (DHM), a biopharmaceutical and biotechnology consulting firm that he founded in 1997. From March 1999 to May 2000, Cortex was a client of DHM. During 1996, Mr. Coleman served as Vice President of Commercial Development at CoCensys, Inc., a biotechnology company, where he directed strategic planning and external business development. Mr. Coleman was also employed as an executive at Pharmacia & Upjohn, Inc. for over 25 years, where he acquired extensive management expertise in new product development, global strategic marketing, sales, CNS research and clinical research trial methodologies. Mr. Coleman holds a B.S. in Applied Biology from the University of Rhode Island.

Gary A. Rogers, Ph.D., 59, was appointed Senior Vice President, Pharmaceutical Research in July 2000 and has served as Vice President, Pharmaceutical Discovery since June 1995. In February 1994, he founded Ligand Design, a private contract design and synthesis firm located in Santa Barbara, California. From 1987 to 1994, Dr. Rogers served as an Associate Research Biochemist at the University of California, Santa Barbara. Prior to that, he held a succession of research and faculty positions at universities in the United States and abroad, including three years as an Adjunct Professor of bio-organic chemistry under Dr. Paul Boyer at the University of California, Los Angeles and four years as an Assistant Professor at the University of Texas. Dr. Rogers is a co-inventor of the AMPAKINE® family of AMPA receptor modulating compounds. He holds a B.S. degree in organic chemistry from the University of California, Los Angeles and a Ph.D. in Bio-organic Chemistry from the University of California, Santa Barbara.

Harry H. Mansbach, M.D., 39, was appointed Chief Medical Officer and Vice President, Clinical Development in August 2004. Prior to joining Cortex, from June 1998 to August 2004, Dr. Mansbach served as a Senior Clinical Research Physician at Glaxo Wellcome (“GW”) / GlaxoSmithKline (“GSK”). At GW, Dr. Mansbach gained valuable insight into the medical and commercial aspects of the drug life-cycle by working on marketed compounds such as Imitrex® and Lamictal®. In GSK, the successor company to GW, his team was responsible for clinical development input and implementation for a wide variety of compounds ranging from pre-clinical testing through phase III and covering a broad range of neuroscience disease areas. From July 1996 to June 1998, Dr. Mansbach was a member of the Department of Neurology senior staff in the Henry Ford Health System in Detroit, Michigan. Dr. Mansbach received a B.A. degree in Philosophy from Yale University and an M.D. from Duke University School of Medicine. Dr. Mansbach accomplished his neurology residency at the University of Michigan Health System and completed subspecialty fellowship training in cerebrovascular diseases at the Henry Ford Hospital in Detroit, Michigan. He is board certified in neurology.

Other Key Employees

Steven A. Johnson, Ph.D., 52, was named Vice President of Preclinical Development in January 2004 and has served as Director, Clinical Research from 2000 to 2003 and Director, Biological Research of the Company from 1995 to 2000. From 1989 to 1994, Dr. Johnson was a Research Assistant Professor in the School of Gerontology at the University of Southern California. Prior to that, he conducted research in the field of the molecular biology of development at the California Institute of Technology in Pasadena, and in the field of molecular biology of Alzheimer’s disease at the University of Southern California. A recipient of numerous post-doctoral grants, Dr. Johnson has published more than 50 scientific papers. He received his B.S. in Food Science from Oregon State University and his Ph.D. in Molecular Biology from Purdue University.

Scientific Consultants

In addition to Drs. Cotman and Tollefson, whose biographical summaries have been presented earlier, the other key scientific consultant to the Company is Gary S. Lynch, Ph.D. Arvid M. Carlsson, M.D., Ph.D. serves as a consultant to the Board of Directors.

Gary S. Lynch, Ph.D., 61, is a co-founder of the Company. He has been a Scientific Director of and consultant to the Company since October 1987 and served as a director of the Company from March 1988 to March 1989 and again from December 1994 to December 1995. Dr. Lynch has been a Professor in the Department of Psychology at the University of California, Irvine since 1981, and has held various other teaching and research positions at that University since 1969. He is a Professor at the University’s Center for the Neurobiology of Learning and Memory. Dr. Lynch is a member of the Neuroscience Society and the International Brain Research Organization. He also serves on the Advisory board of the Cognitive Neurosciences Institute. Dr. Lynch has authored or co-authored over 500 articles and a number of books in the areas of neurobiology, cognition and memory. Dr. Lynch holds a B.A. in Psychology from the University of Delaware and a Ph.D. in Psychology from Princeton University. He is a co-founder of Synaptic, Inc., Tensor Biosciences and Thuris Corporation, all privately-held companies.

Arvid Carlsson, M.D., Ph.D., 81, has been a consultant to the Company since April 2002. A co-recipient of the 2000 Nobel Prize for Medicine, Dr. Carlsson is currently Chief Executive Officer of Carlsson Research, a development stage neuroscience company that grew out of his research in the Department of Pharmacology at the University of Göteborg, Sweden. Dr. Carlsson is Professor Emeritus at the University of Göteborg, and is a member of the Swedish Academy of Sciences and a foreign affiliate of the U.S. National Academy of Sciences. Dr. Carlsson has authored several hundred articles, which have helped to form the basis of modern neuropsychopharmacology. In 1975, he was elected as a Foreign Corresponding Fellow of The American College of Neuropsychopharmacology. In addition to the Nobel Prize, he has been the recipient of The Japan Prize in Psychology and Psychiatry, The Research Prize of the Lundbeck Foundation (Denmark) and the Lieber Prize (USA) for research in schizophrenia. Dr. Carlsson’s memberships include Member of the Academia Europaea, Member of the Royal Swedish Academy of Sciences, Honorary Fellow of the World Federation of Societies of Biological Psychiatry, Honorary Foreign Associate of the Institute of Medicine, National Academy of Sciences, U.S.A. and Honorary Member of the German Society of Biological Psychiatry. Dr. Carlsson received his M.D. and Ph.D. in Pharmacology from the University of Lund, Sweden.

Corporate Governance

The Board of Directors is committed to good business practices, transparency in financial reporting and the highest level of corporate governance. To that end, over the course of the past year, the Board of Directors has reviewed the Company’s governance policies and practices and initiated actions in order to comply with the requirements of the Sarbanes-Oxley Act of 2002 and new listing standards of The American Stock Exchange (“AMEX”). The Board of Directors has implemented the following policies and procedures:

•	Independent Directors. A majority of members of the Board of Directors are “independent” directors, as that term is defined under Section 121A of the AMEX Company Guide. The Board has affirmatively determined that the following five directors are independent: Robert F. Allnutt, Charles J. Casamento, Carl W. Cotman, Peter F. Drake and M. Ross Johnson.

•	Audit Committee. Each member of the Company’s standing Audit Committee is an “independent” director under Section 121A of the AMEX Company Guide and as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Company’s Audit Committee is described in further detail below under the heading “Board Committees.”

•	Compensation Committee. Each member of the Company’s standing Compensation Committee is an “independent” director under Section 121A of the AMEX Company Guide. The Company’s Compensation Committee is described in further detail below under the heading “Board Committees.”

•	Nominating Process. The Company does not have a standing Nominating Committee or committee performing similar functions. Rather, all of the directors may participate in the selection of director nominees, subject to the approval of a majority of the “independent” directors on the Board of Directors, as such term is defined in Section 121A of the AMEX Company Guide. The Board of Directors of the Company believes that it is appropriate not to have a Nominating Committee because the selection of new directors is one of the most important responsibilities that it has to the Company’s stockholders. As a result, all of the members of the Board of Directors believe that it is their responsibility to participate in the selection of new directors. Accordingly, the Board of Directors has determined that the full Board of Directors shall perform the director nomination functions and the Board of Directors has adopted the procedures detailed below under the heading “Director Nomination Process” to outline the responsibilities and powers of, and to provide guidelines for, the Board of Directors when performing its nomination functions. The Board of Directors operates under these referenced guidelines, also attached as Appendix C, in lieu of a written charter.

•	Stockholder Communications. Stockholders may communicate with the Board of Directors, its Committees or any of the individual directors by sending written communications addressed to the Board of Directors, a Committee or any of the individual directors, c/o Chief Financial Officer, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618. All communications are compiled by the Chief Financial Officer and forwarded to the Board of Directors, Committee or the individual director(s) accordingly. The Chief Financial Officer will acknowledge receipt to the sender, unless the sender has submitted the communication anonymously,

•	Director Attendance at Annual Meeting of Stockholders. Directors are strongly encouraged to attend annual meetings of the Company’s stockholders. All of the Company’s then six directors attended the Company’s annual meeting in 2003.

•	Code of Ethics. In compliance with Section 406 of the Sarbanes-Oxley Act of 2002 and the AMEX corporate governance listing standards, the Company has adopted a Code of Business Conduct and Ethics, which covers all directors and employees, including its principal executive and financial officers. Any amendment or waiver to its Code of Business Conduct and Ethics that applies to its directors or executive officers will be posted on its website at www.cortexpharm.com or in a report filed with the Securities and Exchange Commission on Form 8-K. A copy of its Code of Business Conduct and Ethics is available free of charge upon written request to its Corporate Secretary at 15231 Barranca Parkway, Irvine, California 92618.

•	Indebtedness of Management. The Company complies with and will operate in a manner consistent with recently-enacted legislation outlawing extensions of credit in the form of a personal loan to or for its directors and executive officers.

Board Committees

Audit Committee. The Audit Committee meets with the Company’s independent auditors and management to prepare for and to review the results of the annual audit and to discuss the annual and quarterly financial statements, earnings releases and related matters. The Audit Committee, among other things, (i) selects and retains the independent auditors, (ii) reviews with the independent auditors the scope and anticipated cost of their audit, and their independence and performance, (iii) reviews accounting practices, financial structure and financial reporting, (iv) receives and considers the auditor’s comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls, (v) reviews and pre-approves all audit and non-audit services provided to the Company by the independent auditors, and (vi) reviews and pre-approves all related-party transactions. The Audit Committee does not itself prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company’s financial statements. During the year ended June 30, 2004, the Audit Committee consisted of Dr. Drake as Chairman of the Committee, Mr. Casamento and Dr. Johnson. None of Dr. Drake, Mr. Casamento, or Dr. Johnson is or has been an officer or employee of the Company and in all other respects meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide and as that term is used in Item 7(d)(3)(iv) of Schedule 14A under the Securities Exchange Act of 1934, as amended. The Audit Committee held four (4) meetings during the year ended June 30, 2004 to discuss the quarterly reviews and annual audit of the financial statements with the Company’s independent auditors. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached hereto as Appendix A. The Company’s Board of Directors has determined that Dr. Drake, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” under rules promulgated by the Securities and Exchange Commission.

Compensation Committee. The functions of the Compensation Committee include, without limitation, administering the Company’s incentive ownership programs and approving the compensation to be paid to the Company’s directors and executive officers. The Compensation Committee held two (2) meetings during fiscal 2004 and was comprised of Dr. Johnson as Chairman of the Committee, Dr. Cotman and Mr. Allnutt. None of Dr. Johnson, Dr. Cotman or Mr. Allnutt is or has been an officer or employee of the Company and in all other respects meets the qualifications of an “independent” director under Section 121A of the AMEX Company Guide. The Compensation Committee operates under a formal charter adopted by the Board of Directors, a copy of which is attached hereto as Appendix B.

Director Nomination Process

Director Nominating Process. In identifying potential nominees, the Board will seek recommendations from existing directors and from management. In addition, the Board will consider candidates that may recommended by the Company’s stockholders in accordance with the procedures described below. In considering the nominees, the Board will consider, among other factors, the potential nominee’s character and integrity, independence, experience and knowledge, and willingness and ability to participate in the Board’s activities. The Board of Directors does not evaluate nominees recommended by stockholders differently form its evaluation of other director nominees.

The Board of Directors screens the candidates, does reference checks, prepares a biography for each candidate for the Board of Directors to review and conducts interviews. Member of the Board of Directors, including the Company’s Chief Executive Officer, interview candidates that meet the criteria and the Board of Directors, with the approval of a majority of the independent directors, selects nominees best suited to serve on the Board of Directors.

Stockholder Recommendations of Board Candidates. The Board of Directors will consider director candidates recommended by the Company’s stockholders. Any stockholder desiring to submit a recommendation for consideration by the Board of Directors of a candidate that such stockholder believes is qualified to be a director nominee at any upcoming stockholder meeting may do so by submitting that recommendation in writing to the Board of Directors, c/o Chief Financial Officer, Cortex Pharmaceuticals, Inc., 15231 Barranca Parkway, Irvine, California 92618, not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to the Company’s stockholders. No director nominations by stockholders have been received as of the filing of this proxy statement.

The recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the recommended potential nominee; (ii) a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote in the election of the Company’s directors, together with information as to the number of shares that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the candidate’s nomination; (iii) a description of any arrangements or understandings, relating to the election of the Company’s directors, that may exist between the nominating stockholder, or any person that controls, or is controlled by, or is under common control with, such stockholder, and ay other person or persons (naming such person or person); (iv) such other information regarding each such candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (v) the written consent of each such recommended candidate to be named as a nominee and, if nominated by the Board of Directors and elected, to serve as a director.

Attendance at Meetings

During the fiscal year ended June 30, 2004, the Board of Directors held a total of five (5) meetings. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors and of the committees of which he was a member.

Executive Compensation

The following table sets forth summary information concerning compensation paid or accrued by the Company for services rendered during the three fiscal years ended June 30, 2004, to the Company’s Chief Executive Officer, Chief Financial Officer, Senior Vice President of Business Development and Senior Vice President of Pharmaceutical Research (collectively, the “Named Executive Officers”).

Summary Compensation Table

	Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options/SARs(#)
Roger G. Stoll, Ph.D. (1)	2004	240,000	—	72,000	600,000
President, Chief	2003	212,769	—	63,000	600,000
Executive Officer

Maria S. Messinger, CPA (2)	2004	162,540	—	—	75,000
Vice President, Chief	2003	150,000	—	—	50,000
Financial Officer and	2002	136,815	—	—	—
Corporate Secretary

James H. Coleman (3)	2004	200,000	28,500	—	75,000
Senior Vice President of	2003	190,000	40,000	—	100,000
Business Development	2002	187,391	—	—	50,000

Gary A. Rogers, Ph.D. (4)	2004	200,000	—	—	75,000
Senior Vice President of	2003	190,000	—	—	50,000
Pharmaceutical Research	2002	185,833	35,000	—	40,000

(1)	Dr. Stoll was appointed as President and Chief Executive Officer of the Company in August 2002. From February through August 2003, Dr. Stoll agreed to accept stock options in lieu of a portion of his base salary. For those options granted from February through June 2003, the value of the options on the date of grant, or $20,000, has been reported with his salary in the table above for the fiscal year ended June 30, 2003. Similarly, for those options granted in July and August 2003, the value of these options on the date of grant, or $8,000, has been reported with his salary in the table above for the fiscal year ended June 30, 2004. Beginning in May 2003, Dr. Stoll voluntarily deferred his entire base salary, as previously reduced. The amount accrued for Dr. Stoll’s deferral in May and June 2003, or $32,000, is reported with his salary for fiscal year 2003 in the table above. Subsequent to the fiscal year ended June 30, 2003, Dr. Stoll agreed to accept stock options in lieu of this deferred salary. Options to purchase 14,545 shares of the Company’s common stock were issued to Dr. Stoll, representing $64,000 of salary deferred (including $32,000 deferred as of June 30, 2003 and another $32,000 deferred from August to September 2003), divided by the closing sale price of the Company’s common stock on the date that Dr. Stoll’s salary was re-instated in September 2003. The value of the options granted in lieu of his salary for the months of July and August 2003, or $32,000, has been included with his salary in the table above for the fiscal year ended June 30, 2004. The detail of these option grants for fiscal year 2004 is included in the table, “Option Grants in Last Fiscal Year.” Amounts reported for Other Annual Compensation above represent accrued or paid relocation reimbursements and costs of living allowances associated with assuming a residence in the southern California area, as included in his employment agreement.

(2)	Ms. Messinger agreed to accept stock options in lieu of a portion of her base salary from February 2003 through August 2003. For those options granted from February through June 2003, the value of the options on the date of grant, or $12,500, has been reported with her salary in the table above for the fiscal year ended June 30, 2003. Similarly, for those options granted in July and August 2003, the value of these options on the date of grant, or $5,000, has been reported with her salary in the table above for the fiscal year ended June 30, 2004. The detail of the option grants for fiscal year 2004 is included in the table, “Option Grants in Last Fiscal Year.”

(3)	Mr. Coleman agreed to accept stock options in lieu of a portion of his base salary from February 2003 through August 2003. For those options granted from February through June 2003, the value of these options on the date of grant, or $15,833, has been reported with Mr. Coleman’s salary in the table above for the fiscal year ended June 30, 2003. During 2003, Mr. Coleman also agreed to accept stock options in lieu of the cash bonus provided in his employment agreement. The value of these options on the date of grant, or $40,000, has been reported as Mr. Coleman’s bonus in the table above for the fiscal year ended June 30, 2003. For the options issued in July and August 2003 in lieu of a portion of his base salary, the value of the options on the date of grant, or $6,333, has been reported with Mr. Coleman’s salary in the table above for the fiscal year ended June 30, 2004. The detail of the option grants for fiscal year 2004 is included in the table, “Option Grants in Last Fiscal Year.”

(4)	Dr. Rogers agreed to accept stock options in lieu of a portion of his base salary from February 2003 through August 2003. For those options granted from February through June 2003, the value of these options on the date of grant, or $15,833, has been reported with Dr. Roger’s salary in the table above for the fiscal year ended June 30, 2003. Similarly, for those options granted in July and August 2003, the value of these options on the date of grant, or $6,333, has been reported with his salary in the table above for the fiscal year ended June 30, 2004. The detail of these option grants for fiscal year 2004 is included in the table, “Option Grants in Last Fiscal Year.”

Option Matters

Option Grants. The following table sets forth certain information concerning grants of stock options to the Company’s Named Executive Officers during the fiscal year ended June 30, 2004.

Option Grants in Last Fiscal Year

Individual Grants						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
Name	Number of Securities Underlying Options Granted(#)		% of Total Options Granted to Employees in Fiscal Year (1)	Exercise Price($/Sh)	Expiration Date	5%($)	10%($)
Roger G. Stoll, Ph.D.	600,000		54%	2.76	12/09/13	1,041,624	2,639,664
	14,545	(2)	1%	4.40	09/02/13	40,255	102,013
	2,326	(3)	*	1.72	07/31/13	2,516	6,377
	1,061	(3)	*	3.77	08/29/13	2,516	6,376

Maria S. Messinger, CPA	75,000		7%	2.76	12/09/13	130,203	329,958
	1,453	(3)	*	1.72	07/31/13	1,572	3,984
	663	(3)	*	3.77	08/29/13	1,572	3,984

James H. Coleman	75,000		7%	2.76	12/09/13	130,203	329,958
	1,841	(3)	*	1.72	07/31/13	1,992	5,047
	840	(3)	*	3.77	08/29/13	1,992	5,048

Gary A. Rogers, Ph.D.	75,000		7%	2.76	12/09/13	130,203	329,958
	1,841	(3)	*	1.72	07/31/13	1,992	5,047
	840	(3)	*	3.77	08/29/13	1,992	5,048

*	Less than one percent

(1)	Options to purchase an aggregate of 1,101,527 shares of Common Stock were granted to employees, including the Named Executive Officers, during the fiscal year ended June 30, 2004.

(2)	Represents stock options granted to Dr. Stoll in lieu of salary for the months from May through August 2003. Options to purchase 14,545 shares of the Company’s common stock were issued, representing $64,000 of salary waived, including $32,000 waived as of June 30, 2003 and another $32,000 waived from August to September 2003, divided by the closing sale price of the Company’s common stock on the date that Dr. Stoll’s salary was re-instated in September 2003.

(3)	Represents stock options granted to the Named Executive Officer in lieu of 20% of their respective base salary for the months of July and August 2003. On the last day of each of these months, the Named Executive Officer was granted stock options with an aggregate exercise price equal to his or her voluntary salary reduction for that month. The exercise price per share for such options was equal to the closing price of the Company’s Common Stock on the last trading day of the applicable month. The options were fully vested on the date of grant, have a ten-year term and are otherwise in accordance with the Company’s 1996 Stock Incentive Plan.

Option Exercises. The following table sets forth certain information concerning the exercise of options by the Company’s Named Executive Officers during the fiscal year ended June 30, 2004, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 2004. Also reported are the values for “in the money” options which represent the positive spread between the exercise prices of any such existing stock options and $2.63, the closing price of Common Stock on June 30, 2004, as reported by The American Stock Exchange.

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise(#)	Value Realized($) (market price at exercise less exercise price)	Number of Securities Underlying Unexercised Options at FY-End(#) Exercisable Unexercisable			Value of Unexercised In-the-Money Options at FY-End($) Exercisable Unexercisable

Roger G. Stoll, Ph.D.	0	$0	1,098,861		168,334	$849,860	$292,918
Maria S. Messinger, CPA	0	0	135,821		108,333	197,992	62,666
James H. Coleman	0	0	309,598	(1)	158,332	197,449	133,998
Gary A. Rogers, Ph.D.	0	0	260,597		121,666	262,777	62,666

(1)	Includes options to purchase 50,000 shares of Cortex Common Stock granted to Diversified Healthcare Management, the firm Mr. Coleman worked for as a consultant to Cortex prior to his employment at the Company in May 2000.

Employment and Consulting Agreements

Roger G. Stoll, Ph.D. has served as a director of the Company since April 2002 and became Chairman, President and Chief Executive Officer of the Company in August 2002. His employment agreement, as amended to date, includes a three-year term and calls for a base salary of not less than $240,000 per year, subject to increase based on an annual review by the Compensation Committee of the Board of Directors. To compensate for the cost of maintaining a residence in the southern California area and for specified relocation expenses, Dr. Stoll was paid an expense allowance of up to $6,000 per month for the initial two-year period of his employment. In September 2004, the Board of Directors approved combining these two amounts into one annual salary of $312,000, effectively maintaining the same overall annual base compensation to Dr. Stoll. This action was taken by the Board of Directors upon the recommendation of the Compensation Committee, which recommendation was based upon the agreement by Dr. Stoll to permanently relocate to southern California. In connection with his employment, Dr. Stoll was granted options to purchase 600,000 shares of Common Stock at an exercise price of $0.78 per share, representing 100% of the fair market value as of the date of grant. Of the 600,000 options granted, 200,000 options vested immediately. Another 200,000 options vested upon securing the amendment to the Company’s agreement with its collaborative partner, Servier, in October 2002. The remaining 200,000 options shall vest in monthly equal increments over a four-year period commencing August 13, 2003, subject to accelerated vesting based upon the achievement of pre-determined milestones. Under the terms of his employment agreement, in the event of termination of his employment, under certain circumstances Dr. Stoll is entitled to compensation equal to twelve-months of his then current salary. In addition, in the event of his termination of employment, in certain circumstances, any unvested options granted to Dr. Stoll in connection with his employment, as detailed above, may be subject to accelerated vesting and remain exercisable for the remainder of the original option term.

Maria S. Messinger joined the Company as Controller in September 1994 and was named as Vice President, Chief Financial Officer and Corporate Secretary in December 1999. Under the terms of her severance agreement, in the event of termination of her employment, under certain circumstances Ms. Messinger is entitled to receive compensation of twelve months of her then current annual base salary, which as of September 2004 was $190,000.

James H. Coleman joined the Company as Senior Vice President, Business Development in May 2000. His employment agreement calls for a base salary of at least $210,000 per year with an annual bonus between 0 and 50% of his annual base salary, at the discretion of the Chief Executive Officer and subject to approval by the Compensation Committee of the Board of Directors of the Company. In connection with his employment, Mr. Coleman was granted options to purchase 125,000 shares of Common Stock at an exercise price of $3.02 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term. In the event of termination of his employment, Mr. Coleman is entitled, under certain circumstances, to receive compensation of twelve months of his then current salary.

Gary A. Rogers, Ph.D. joined the Company as Vice President, Pharmaceutical Discovery in June 1995 and was named Senior Vice President in July 2000. Under the terms of his employment agreement, as amended to date, Dr. Rogers receives an annual salary of $210,000 and is eligible to receive a bonus of between 0 and 50% of his annual base salary at the discretion of the Chief Executive Officer and subject to the approval of the Compensation Committee of the Board of Directors. Additionally, in the event that the Company commercializes a compound developed by or under the supervision of Dr. Rogers, he may be eligible to receive royalties based on net sales, as defined and subject to adjustment, of products containing that compound. In the event that Dr. Rogers’ employment is terminated, under certain circumstances he is entitled to compensation equal to eighteen months of his then current salary.

Drs. Carl W. Cotman and Gary S. Lynch (both of whom are co-founders and Scientific Directors of the Company) have each entered into a consulting agreement with the Company. Dr. Lynch receives a consulting fee of $65,000 per year and Dr. Cotman receives a consulting fee of $23,000 per year. The term of each consulting agreement commenced in November 1987 and will continue until terminated by the respective parties thereto. The consulting agreements obligate the respective consultants to make themselves available to the Company for consulting and advisory services for an average of three days per month.

Dr. Gary D. Tollefson has entered into a consulting agreement with the Company. Pursuant to the terms of the consulting agreement, Dr. Tollefson receives a retainer of $9,000 per month. The consulting agreement obligates Dr. Tollefson to be available for up to three eight-hour work days per month at such times and places reasonably agreed to between the parties. As of June 30, 2004, Dr. Tollefson had received $22,500 for his consulting services to the Company. The term of his consulting agreement commenced in April 2004 and will continue for a period of twenty-four months thereafter, unless earlier terminated by either the Company or Dr. Tollefson upon 30 days’ prior notice. In connection with his engagement as a consultant, Dr. Tollefson was granted options to purchase 150,000 shares of Common Stock at an exercise price of $2.20 per share, representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term.

Harry H. Mansbach, M.D., joined the Company as Vice President, Clinical Development and Chief Medical Officer in August 2004. His employment letter is terminable at will by the Company or Dr. Mansbach and calls for a base salary of $275,000 per year with an annual bonus, at the discretion of the Board of Directors of the Company, of up to 30% of his base salary. In connection with his employment, Dr. Mansbach was granted (i) options to purchase 400,000 shares of Common Stock at an exercise price of $2.13 per share, and (ii) 100,000 restricted shares of Common Stock valued at $2.13 per share, each of (i) and (ii) representing 100% of the fair market value as of the date of grant. The options vest in equal annual installments over a three-year period and have a ten-year term. The shares of restricted stock vest in equal installments over a four-year period. In addition to the foregoing, Dr. Mansbach received a one-time $10,000 bonus to cover relocation expenses and is entitled to reimbursement of real estate closing fees, sales commissions and moving costs. Pursuant to the terms of the employment letter, Dr. Mansbach also receives a mortgage interest subsidy over five years in the form of a monthly payment, whereby the Company will pay 5% of the principal amount of a mortgage (not to exceed $1,000,000) on his primary residence during the first year, which amount declines by 1% each year thereafter, and which amount is grossed up by a factor of 1.6 to cover Dr. Mansbach’s additional income tax liabilities. In the event of termination of Dr. Mansbach’s employment in connection with or following a change in control of the Company (as defined in the Company’s 1996 Stock Incentive Plan), under certain circumstances he is entitled to receive compensation of twelve months of his then current salary plus continued employee benefits for a period of twelve months thereafter. In addition, in the event of his termination of employment, in certain circumstances, any unvested options or restricted shares granted to Dr. Mansbach in connection with his employment, as detailed above, may be subject to accelerated vesting.

During July and August 2003, each of Dr. Stoll, Ms. Messinger, Mr. Coleman and Dr. Rogers agreed to accept stock options in lieu of 20% of his or her current base salary. At the end of each month during which his or her salary was reduced, such officer was granted options with an aggregate exercise price equal to his or her salary reduction for that month, and at an exercise price per share equal to the closing price of the Company’s Common Stock on the last trading day of the applicable month. These options were fully vested on the date of grant and have a ten-year term. Dr. Stoll’s, Ms. Messinger’s, Mr. Coleman’s, and Dr. Rogers’ salaries were restored effective September 1, 2003.

Compensation Committee Interlocks and Insider Participation

For the fiscal year ended June 30, 2004, members of the Company’s Compensation Committee consisted of Drs. M. Ross Johnson, Carl W. Cotman and Mr. Robert F. Allnutt, none of whom has served as an executive officer or employee of the Company or any of its subsidiaries for the five years ended June 30, 2004. The Company is not aware of any “compensation committee interlocks” that existed during the year ended June 30, 2004.

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Company’s compensation policies applicable to its executive officers are approved by the Compensation Committee of the Board of Directors. The Compensation Committee is currently made up of three non-employee directors, including Dr. M. Ross Johnson, Dr. Carl W. Cotman and Mr. Robert F. Allnutt.

The Company’s executive compensation programs are designed to attract, motivate and retain the executive talent needed to optimize stockholder value. The programs are designed to enhance stockholder value by aligning the financial interests of the executive officers of the Company with those of its stockholders. A copy of the charter for the Compensation Committee is attached as Appendix B. The following report on executive compensation is furnished by the Compensation Committee for the year ended June 30, 2004.

General Compensation Policy

The Company’s compensation policy is designed to attract and retain qualified key executives critical to the Company’s success and to provide such executives with performance-based incentives tied to the achievement of Company milestones. One of the primary objectives is to have a substantial portion of each executive officer’s total compensation contingent upon the Company’s performance as well as upon the individual’s contribution to the Company’s success as measured by his or her personal performance. Accordingly, each executive officer’s compensation package is comprised primarily of three elements: (i) base salary which reflects individual performance and expertise and is designed to be competitive with salary levels in the industry; (ii) variable performance awards payable in cash, stock or stock options and tied to the Company’s achievement of certain goals; and (iii) long-term stock-based incentive awards that strengthen the mutuality of interests between the executive officers and the Company’s stockholders.

Factors

The principal factors that the Compensation Committee considered in establishing the components of each executive officer’s compensation package for the fiscal year ended June 30, 2004 are summarized below. However, the Compensation Committee may in its discretion apply different factors, particularly different measures of financial performance, in setting executive compensation in future fiscal years.

Base Salary

The base salary levels for the executive officers were recommended by the Compensation Committee and established by the Board of Directors for the fiscal year ended June 30, 2004 on the basis of the following factors: personal performance, the estimated salary levels in effect for similar positions (as defined by salary surveys comprising companies of similar size within the pharmaceutical/biotech fields with which the Company competes for executive talent), and internal comparability considerations. Although the Compensation Committee reviewed various compensation surveys, the Compensation Committee did not rely solely upon any specific survey for comparative compensation purposes. Instead, the Compensation Committee made its decisions as to the appropriate market level of base salary for each executive officer on the basis of its understanding of the salary levels in effect for similar positions at those companies with which the Company competes for executive talent.

Annual Incentive Compensation

The Compensation Committee, in consultation with the Chief Executive Officer (except where the Chief Executive Officer’s compensation is being determined), may award annual incentives based upon performance targets to executive officers and other employees. The Compensation Committee may also award bonuses in cases where such performance targets are not met if it determines that the circumstances warrant such action. For the fiscal year ended June 30, 2004, the performance targets for the executive officers included securing an additional strategic alliance, completing a private placement of the Company’s Common Stock and achieving progress milestones in clinical trials. The weight given to each factor varied from individual to individual. Additionally, each executive officer has a discretionary portion of the annual incentive linked to achievement of non-financial goals, which differ depending upon the responsibilities of the executive officer in question.

Long-term Incentive Compensation

The 1996 Stock Incentive Plan also provides the Compensation Committee with the ability to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. The number of shares subject to each option grant is based upon the executive officer’s tenure, level of responsibility and relative position in the Company. Stock options totaling 1,536,527 shares were granted to employees, non-employee directors and consultants during the fiscal year ended June 30, 2004, of which 850,410 were granted to the executive officers. The exercise price for the stock options is no less than the fair market value of the stock on the date of the grant. Options generally vest at a rate of 33% per year starting on the anniversary date of the option grant and are contingent upon the officer’s continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if he or she remains in the Company’s employment and the market price of the Company’s Common Stock appreciates over the option term.

CEO Compensation

The salary and performance bonus of Dr. Roger G. Stoll, the Company’s Chief Executive Officer, is determined in accordance with Dr. Stoll’s employment agreement with the Company (see “Employment and Consulting Agreements,” above).

Policy Regarding Section 162(m) of the Internal Revenue Code

The Compensation Committee has reviewed the Company’s executive compensation plans to determine if revisions may be necessary due to provisions of Section 162(m) of the Internal Revenue Code, which generally disallows a tax deduction to public corporations for compensation paid to any of the Company’s executive officers in excess of $1,000,000 during any fiscal year. It is the current policy of the Compensation Committee to preserve, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to executive officers of the Company to the extent consistent with the best interests of the Company and its stockholders.

Respectfully submitted,

M. Ross Johnson, Chairman
Robert F. Allnutt
Carl W. Cotman

Stock Performance Graph

Set forth below is a line graph comparing the cumulative stockholder return on the Company’s Common Stock with the cumulative total return of The American Stock Exchange Composite Index and an industry peer group identified by the Company (the “Peer Group Index”). The Peer Group Index consists of Axonyx, Inc., Indevus Pharmaceuticals, Inc., Spectrum Pharmaceuticals, Inc., Neurobiological Technologies, Inc., StemCells, Inc. and Titan Pharmaceuticals, Inc. The Peer Group Index return consists of the weighted returns of each component issuer according to such issuer’s respective stock market capitalization at the beginning of each period for which a return is indicated.

The graph assumes an investment of $100 in the Company’s Common Stock on July 1, 1999, and an investment in each of The American Stock Exchange Composite Index and the Peer Group Index of $100 on July 1, 1999. The graph covers the period from June 30, 1999 to June 30, 2004.

The calculation of cumulative stockholder return for The American Stock Exchange Composite Index and the Peer Group Index includes the reinvestment of dividends. The calculation of cumulative stockholder return on the Company’s Common Stock does not include reinvestment of dividends because the Company did not pay dividends on the Common Stock during the measurement period. The performance shown is not necessarily an indicator of future price performance.

Notwithstanding anything to the contrary set forth in the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation Committee of the Board of Directors on Executive Compensation, the Report of the Audit Committee of the Board of Directors and the Stock Performance Graph shall not be incorporated by reference into any such filings.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended June 30, 2004 with management, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with Ernst & Young LLP, the Company’s independent auditors for the fiscal year ended June 30, 2004, the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committee). In addition, the Audit Committee has received the written disclosures and the letter from Ernst & Young LLP as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of Ernst & Young LLP with that firm.

Based on the Audit Committee’s review of the matters noted above and its discussions with the Company’s independent auditors and the Company’s management, the Audit Committee recommended to the Board of Directors that the Company’s financial statements be included in the Company’s Annual Report on Form 10-K.

Respectfully submitted,

Peter F. Drake, Chairman
Charles J. Casamento
M. Ross Johnson

CERTAIN TRANSACTIONS

The Company’s Restated Certificate of Incorporation provides that, pursuant to Delaware Law, directors of the Company shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctions or other forms of non-monetary relief remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware Law. The provision also does not affect a director’s responsibility under any other law, such as the federal securities laws. The Company has entered into Indemnification Agreements with each of its officers and directors that obligate the Company to indemnify them as permitted by applicable law.

See “Employment and Consulting Agreements” for a description of certain arrangements and transactions with executive officers and directors.

PRINCIPAL STOCKHOLDERS

The following table sets forth, to the knowledge of the Company, certain information regarding the beneficial ownership of the Company’s Common Stock as of October 27, 2004, by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each of the Company’s directors and nominees, (iii) each of the named executive officers in the Summary Compensation Table and (iv) all of the Company’s executive officers and directors as a group. Except as indicated in the footnotes to this table, the Company believes that the persons named in this table have sole voting and investment power with respect to the shares of Common Stock indicated.

Directors, Officers and 5% Stockholders (1)	Shares Beneficially Owned (2)		Percent of Common Stock Beneficially Owned (2)
Robert F. Allnutt	157,501	(3)	*
Charles J. Casamento	120,863	(4)	*
James H. Coleman	472,644	(5)	1.6
Carl W. Cotman, Ph.D.	295,001	(6)	1.0
Peter F. Drake, Ph.D.	18,334	(7)	*
M. Ross Johnson, Ph.D.	90,001	(8)	*
Maria S. Messinger, CPA	177,488	(9)	*
Gary A. Rogers, Ph.D.	405,531	(10)	1.4
Roger G. Stoll, Ph.D.	1,148,861	(11)	3.9
Gary D. Tollefson, M.D.,Ph.D.	—	(12)	*
All officers and directors as a group (11 persons)	2,886,224	(13)	9.3

*	Less than one percent

(1)	Except as otherwise indicated, the address of such beneficial owner is at the Company’s principal executive offices, 15231 Barranca Parkway, Irvine, California 92618.

(2)	Applicable percentage of ownership at October 27, 2004 is based upon 28,455,303 shares of Common Stock outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares shown as beneficially owned. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of October 27, 2004 are deemed outstanding for computing the shares and percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(3)	Includes 131,501 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(4)	Includes 120,863 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(5)	Includes 384,597 shares that may be purchased upon exercise of options within 60 days of October 27, 2004. Beneficial ownership of these shares is shared and held by the James Henry and Nancy Irene Coleman III Revocable Trust.

(6)	Includes 202,001 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(7)	Includes 18,334 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(8)	Includes 90,001 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(9)	Includes 177,488 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(10)	Includes 315,597 shares that may be purchased upon exercise of options within 60 days of October 27, 2004. Also includes 1,500 shares and 10,067 shares that may be purchased upon exercise of options within 60 days of October 27, 2004, both held by Dr. Rogers’ spouse.

(11)	Includes 1,123,861 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

(12)	Dr. Tollefson was appointed to the Board of Directors in April 2004.

(13)	Includes 2,574,310 shares that may be purchased upon exercise of options within 60 days of October 27, 2004.

The Company is not aware of any arrangements that may at a subsequent date result in a change of control of the Company.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

In November 2004, the Company’s Board of Directors approved a change in the Company’s fiscal year end from a twelve-month period ending June 30 to a twelve-month period ending December 31. The Audit Committee has selected Haskell & White LLP, independent auditors, to audit the financial statements of the Company for the transitional six-month period ending December 31, 2004. In determining whether the proposal has been approved, abstentions will be counted as votes against the proposal and broker non-votes will not be counted as votes for or against the proposal or as votes present and voting on the proposal. If this proposal is not approved, the Audit Committee shall reconsider its selection. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if the Audit Committee feels that such a change would be in the Company’s and its stockholder’s best interests.

Haskell & White LLP was engaged by the Audit Committee to be effective following the filing of the Company’s quarterly report on Form 10-Q for September 30, 2004. Its representatives are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. Ernst & Young LLP audited the Company’s financial statements for the fiscal year ended June 30, 2004. Its representatives are not expected to be present at the meeting.

The Company’s Board of Directors recommends that you vote FOR the ratification of Haskell & White LLP as its independent auditors for the fiscal year ending December 31, 2004. Proxies solicited by management for which no specific direction is included will be voted FOR the ratification of Haskell & White LLP as the Company’s independent auditors for the fiscal year ending December 31, 2004.

Change in Independent Auditors

The Company’s financial statements for the years ended June 30, 2004 and 2003, respectively, were audited by Ernst & Young LLP, independent auditors. The Audit Committee dismissed Ernst & Young LLP and engaged Haskell & White LLP as its independent auditors, to be effective following the filing of the Company’s quarterly report on Form 10-Q for September 30, 2004. The decision to change accountants was recommended and approved by the Audit Committee in an effort to engage a firm more commensurate with the Company’s size, scope and service needs in the current accounting environment, including the increased audit requirements imposed by the Sarbanes-Oxley Act of 2002, while maintaining cost-effectiveness for the Company. The reports of Ernst & Young LLP for the years ended June 30, 2004 and 2003, respectively, contained no adverse opinions, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles, except that Ernst & Young LLP’s report on the Company’s financial statements for the fiscal year ended June 30, 2003 contained an explanatory note relating to the Company’s change in its revenue recognition policy.

During the fiscal years ended June 30, 2004 and 2003, and the subsequent interim period prior to engaging Haskell & White LLP, there were no disagreements between the Company and Ernst & Young LLP on any accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. There were no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Neither the Company, nor anyone else acting on its behalf, consulted with Haskell & White LLP during the Company’s fiscal years ended June 30, 2004 or 2003, or the subsequent interim period prior to engaging Haskell & White LLP, with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

Audit Fees

The aggregate fees of Ernst & Young LLP, the Company’s former independent auditors, for audit services totaled approximately $88,700 in fiscal 2004 and approximately $87,200 in fiscal 2003, including fees associated with the annual audit and the reviews of the Company’s quarterly reports on Form 10-Q. For fiscal 2004, aggregate fees included amounts for services related to the Company’s registration statements filed in connection with its private placements of common stock. In fiscal 2003, aggregate fees included amounts for statutory audits required in connection with the Company’s Small Business Innovative Research grants from the National Institutes of Health.

Audit-Related Fees

Ernst & Young LLP did not provide, did not bill and was not paid any fees in fiscal 2004 or fiscal 2003 for audit-related services.

Tax Fees

Fees for tax services provided by Ernst & Young LLP, including tax compliance, tax advice and tax planning totaled approximately $14,100 in fiscal 2004 and $14,300 in fiscal 2003.

All Other Fees

There were no other fees for services provided by Ernst & Young LLP for either fiscal 2004 or fiscal 2003.

All of the services described under headings “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were pre-approved by the audit committee.

The Audit Committee has determined that the provision of services, in addition to audit services, rendered by Ernst & Young LLP and the fees paid therefor in fiscal 2004 were compatible with maintaining Ernst & Young LLP’s independence.

Policy on Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services performed by the independent auditors. These services may include audit services, audit-related services, tax services and other services. For audit services, the independent auditor provides the Audit Committee with an audit plan including proposed fees in advance of the annual audit. The Audit Committee approves the plan and fees for the audit.

For non-audit services, the Company’s senior management will submit from time to time to the Audit Committee for approval non-audit services that it recommends the Audit Committee engage the independent auditor to provide during the fiscal year. The Company’s senior management and the independent auditor will each confirm to the Audit Committee that each non-audit service is permissible under all applicable legal requirements. A budget, estimating non-audit service spending for the fiscal year, will be provided to the Audit Committee along with the request. The Audit Committee must approve both permissible non-audit services and the budget for such services.

STOCKHOLDER PROPOSALS

Any stockholder desiring to submit a proposal for action at the 2005 Annual Meeting of Stockholders and presentation in the Company’s proxy statement with respect to such meeting should arrange for such proposal to be delivered to the Company’s offices, 15231 Barranca Parkway, Irvine, California, 92618, addressed to the Secretary, no later than July 15, 2005 in order to be considered for inclusion in the Company’s proxy statement relating to the meeting. Matters pertaining to such proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by the Securities Exchange Act of 1934, Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

Additionally, under Rule 14a-4, as promulgated under the Securities and Exchange Act of 1934, as amended, if a stockholder fails to notify the Company of a proposal at least 45 days prior to the month and day of mailing of the prior year’s proxy statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the proxy statement. With respect to the Company’s 2005 Annual Meeting of Stockholders, a stockholder proposal not previously submitted for the Company’s proxy statement may be submitted until September 28, 2005; thereafter, the Company will use its voting authority as described above.

COMPLIANCE WITH SECTION 16(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the Securities and Exchange Commission (the “SEC”) initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended June 30, 2004, all of the Company’s officers, directors and ten-percent stockholders complied with all applicable Section 16(a) filing requirements.

TRANSACTION OF OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

THE COMPANY WILL PROVIDE WITHOUT CHARGE, AT THE WRITTEN REQUEST OF ANY BENEFICIAL OWNER OF SHARES ENTITLED TO VOTE AT THE ANNUAL MEETING OF STOCKHOLDERS, A COPY (WITHOUT EXHIBITS) OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED JUNE 30, 2004. REQUESTS SHOULD BE MAILED TO THE SECRETARY, CORTEX PHARMACEUTICALS, INC., 15231 BARRANCA PARKWAY, IRVINE, CALIFORNIA, 92618.

By Order of the Board of Directors

Maria S. Messinger, CPA Secretary

November 12, 2004

APPENDIX A

AUDIT COMMITTEE CHARTER

OF

CORTEX PHARMACEUTICALS, INC.

The Purpose of the Audit Committee

The purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the company and the audits of the company’s financial statements. Management is responsible for (a) the preparation, presentation and integrity of the company’s financial statements; (b) accounting and financial reporting principles; and (c) the company’s internal control over financial reporting and disclosure controls and procedures designed to promote compliance with accounting standards and applicable laws and regulations. The company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditor. The Audit Committee serves a board level oversight role where it oversees the relationship with the independent auditor, as set forth in this charter, and provides advice, counsel and general direction, as it deems appropriate, to management and the auditors on the basis of the information it receives, discussions with the auditor, and the experience of the Audit Committee’s members in business, financial and accounting matters.

Membership

The Audit Committee shall be comprised of at least three directors determined by the Board of Directors to meet the independence requirements of Section 121A of The American Stock Exchange (“AMEX”) Company Guide and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended, each as amended from time to time. All members of the Audit Committee shall have a working familiarity with basic finance and accounting practices in accordance with the AMEX requirements and at least one member shall be an “Audit Committee Financial Expert” as defined in the rules promulgated by the Securities and Exchange Commission (the “Commission”), as amended from time to time. Appointment to the Audit Committee, including the designation of the Chair of the Audit Committee and the designation of any Audit Committee members as “Audit Committee Financial Experts” as determined by applicable federal laws, shall be made on an annual basis by the Board of Directors. If an Audit Committee Chair is not designated or present, the members of the Audit Committee may designate a Chair by a majority vote of the Audit Committee members.

Responsibilities

The Audit Committee shall:

•	Be directly responsible for the appointment, retention, compensation, and oversight of the work of the independent auditor. The independent auditor shall report directly to the Audit Committee.

•	Obtain and review annually a report by the independent auditor describing the firm’s internal control over financial reporting procedures; any material issues raised by the most recent internal control over financial reporting review or peer review or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues.

•	Oversee independence of the independent auditors by:

•	receiving from the independent auditors, on a periodic basis, a formal written statement delineating all relationships between the independent auditors and the company consistent with Independence Standards Board Standard 1;

•	reviewing, and actively discussing with the Board of Directors, if necessary, and the independent auditors, on a periodic basis, any disclosed relationships or services between the independent auditors and the company or any other disclosed relationships or services that may impact the objectivity and independence of the independent auditors; and

•	recommending, if necessary, that the Board of Directors take certain action to satisfy itself of the auditor’s independence.

•	Review and discuss with the independent auditor: (a) its audit plans, and audit procedures, including the scope, fees and timing of the audit; (b) the results of the annual audit examination and accompanying management letters; and (c) the results of the independent auditor’s procedures with respect to interim periods.

•	Review and discuss reports from the independent auditors on (a) all critical accounting policies and practices used by the company, (b) alternative accounting treatments within GAAP related to material items that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the independent auditor, and (c) other material written communications between the independent auditor and management.

•	Review with the independent auditor its judgments as to the quality, not just the acceptability, of the company’s accounting principles and such matters as are required to be discussed with the Audit Committee under generally accepted auditing standards.

•	Ensure that the independent auditor completes its audit partner rotation in conformance with applicable law.

•	Review and pre-approve all related-party transactions.

•

Discuss with management and the independent auditor quarterly earnings press releases, including any interim financial information included therein, reviews the year-end audited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of

Operations” and, if deemed appropriate, recommend to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year.

•	Review and discuss with management and the independent auditor various topics and events that may have significant financial impact on the company or that are the subject of discussions between management and the independent auditors.

•	Review and discuss with management the company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

•	Pre-approve all audit and non-audit services provided to the company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary or permissible under the rules promulgated by the Commission). The Audit Committee may, at its discretion, establish written policies and procedures for the pre-approval of audit and non-audit service engagement arrangements, provided the policies are detailed as to the particular service, the Audit Committee is informed of each service and the policies do not delegate the Audit Committee’s responsibilities to management.

•	Review and discuss with management and the independent auditor: (a) the adequacy and effectiveness of the company’s internal control over financial reporting (including any significant deficiencies and significant changes in internal control over financial reporting reported to the Audit Committee by the independent auditor or management); (b) the company’s internal audit procedures; and (c) the adequacy and effectiveness of the company’s disclosures controls and procedures, and management reports thereon.

•	Review annually with the management the scope of the internal audit program, and review annually the performance of both the company’s internal audit group and the independent auditor in executing their plans and meeting their objectives.

•	Review the use of auditors other than the independent auditor in cases such as management’s request for second opinions.

•	Review matters related to the corporate compliance activities of the company, including the review of reports from any compliance committee or other related groups.

•	Establish procedures for the receipt, retention and treatment of complaints received by the company regarding accounting, internal accounting controls and procedures, or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

•	Establish policies for the hiring of employees and former employees of the independent auditor.

•	Publish the report of the Audit Committee required by the rules of the Commission to be included in the company’s annual proxy statement.

•	When appropriate, designate one or more of its members to perform certain of its duties on its behalf, subject to such reporting to or ratification by the Audit Committee as the Audit Committee shall direct.

•	Engage in an annual self-assessment with the goal of continuing improvement, and will annually review and reassess the adequacy of its charter, and recommend any changes to the Board of Directors.

•	Have the sole authority to engage independent legal, accounting and other advisers, as it determines necessary to carry out its duties.

•	Have the sole authority to determine appropriate funding for payment of (i) the compensation for any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services, (ii) the compensation for independent counsel and other advisors engaged by the Audit Committee from time to time and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

•	Meet at least once per quarter at such times and places as the Audit Committee shall determine. The Audit Committee shall meet in executive sessions with the independent auditor and management periodically. The Chairman of the Audit Committee shall report on Audit Committee activities to the Board of Directors.

The Chairman of the Audit Committee is to be contacted directly by the company’s outside legal counsel or the independent auditor (1) to review items of a sensitive nature that can impact the accuracy of financial reporting or (2) to discuss significant issues relative to the overall responsibility of the Board of Directors that have been communicated to management but, in their judgment, may warrant follow-up by the Audit Committee.

Compensation

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board of Directors in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as determined by the Board of Directors.

Members of the Audit Committee (and their family members) may not receive any compensation, including fees for professional services, from the company except the fees that they receive for service as a member of the Board of Directors or any committee thereof and reasonable expense reimbursement.

APPENDIX B

COMPENSATION COMMITTEE CHARTER

OF

CORTEX PHARMACEUTICALS, INC.

Introduction

The Compensation Committee (the “Committee”) of the Board of Directors of Cortex Pharmaceuticals, Inc., a Delaware corporation (the “Company”), shall have the purposes, responsibilities and authority described below. This Charter is intended to comply with applicable rules of the American Stock Exchange (the “AMEX”) and to provide the Committee with direction in performing its responsibilities on behalf of the Company’s Board of Directors. This Charter has been approved by the Company’s Board of Directors (the “Board”). Membership on the Committee and its Chairmanship shall be reviewed and approved annually by the Board.

Purpose and Objectives

Acting on behalf of the Board and in accordance with applicable laws, rules and regulations, the Committee shall:

•	discharge the Board’s responsibilities relating to the determination of the compensation to be paid to the Company’s directors and executive officers, including overseeing the Company’s compensation plans and practices affecting directors and executive officers;

•	administer the Company’s incentive ownership programs, including, without limitation, the Company’s stock option plans;

•	produce an annual report on executive compensation for inclusion in the Company’s proxy statement;

•	annually review the performance of the Company’s Chief Executive Officer (“CEO”); and

•	while the day-to-day management of the Company’s executive officers shall be the responsibility of the CEO, the Committee, in consultation with the CEO (except where the performance or compensation of the CEO is being determined), shall review and approve the performance evaluation and compensation recommendations for the executive officers of Cortex.

Qualifications for Membership on the Committee

At least annually, the Board shall select not less than three directors to serve on the Committee. Each member of the Committee must qualify as:

•	an “independent director” as that term is defined in the rules of the AMEX applicable to companies whose shares are listed for trading on the that exchange;

•	an “outside director” for purposes of Section 162(m) of the Internal Revenue Code; and

•	a “non-employee director” for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.

Each member of the Committee shall possess the skills necessary to discharge competently the duties and responsibilities described in this Charter.

Each member of the Committee shall serve at the pleasure of the Board and for such term or terms as the Board shall determine.

Meetings of the Committee

The Committee will meet no less frequently than annually as circumstances dictate and as may be required to support the activities of the Company and the CEO and as determined by the Committee’s Chairperson, or upon the request of any two of its members. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee. The Committee will keep a record of its meetings and report to the Board in a timely manner the material actions taken by the Committee. The Committee may meet in person, by telephone or by video conference and may take action by unanimous written consent.

The Committee Chairperson shall determine the time, place and method for holding and the agenda for all Committee meetings and, when present, shall preside over all Committee meetings. The Chairperson also shall prepare and present the Committee findings, reports and recommendations to the Board; but may, in the alternative, delegate that responsibility to another member of the Committee or, if appropriate, to the CEO.

Committee Duties and Responsibilities

In carrying out its purpose, the Committee shall have direct authority to perform the following responsibilities and duties (it being understood that the Committee may condition its approval of any compensation on Board ratification to the extent so required to comply with applicable tax law):

1. In consultation with the CEO (other than with respect to the CEO’s compensation and benefits), reviewing and approving all aspects of executive officer compensation arrangements and perquisites, including approval of all material provisions of employment, retention retirement, and severance agreements that are to be entered in to by the Company with any of its executive officers.

2. Reviewing the competitiveness of the Company’s executive compensation programs to enable the Company:

•	to attract and retain its executive officers;

•	motivate executive officers to achieve the Company’s business and financial objectives; and

•	fashion or structure compensation programs to align the interests of officers and other key management personnel with the long-term interests of the Company’s stockholders and the Company’s corporate goals and strategies.

3. With respect to the compensation of the CEO:

•	reviewing and approving the goals and objectives on which the bonus or incentive compensation of the CEO will be based;

•	evaluating the CEO’s performance in light of those goals and objectives and the importance to the Company’s success of retaining the CEO; and

•	setting the CEO’s compensation level based on the factors set forth above and such other criteria as the Committee deems appropriate.

4. Consulting with the CEO and making recommendations to the Board regarding the compensation to be paid and benefits to be provided to executive officers other than the CEO; provided, however, that, the Committee shall have full decision-making powers with respect to compensation for such executive officers to the extent such compensation is in excess of the limits deductible under Section 162(m) of the Internal Revenue Code.

5. Reviewing and approving the awards made under management bonus programs for executive officers.

6. Reviewing and approving the Company’s incentive compensation and equity incentive ownership programs.

7. In consultation with the CEO, reviewing and evaluating, at least annually, the compensation of and benefits provided to executive officers and reporting the results of its evaluation to the Board.

8. Producing an annual report on executive compensation for inclusion in the Company’s proxy statement, which report shall comply with applicable laws and regulations.

9. Performing such additional duties and responsibilities as may be assigned by law, the Company’s Bylaws or by the Board.

The report of the Committee regarding its evaluation of the performance and/or compensation of any executive officers who also serve as members of the Board, will be made in executive session, outside of the presence of such executive officers except where the advice of the CEO is necessary for the fair evaluation of any of his/her direct reports.

Committee Powers and Authority

The Committee shall have the power and authority:

•	To form and delegate authority to subcommittees when appropriate, provided that such subcommittees are composed entirely of directors who qualify for membership on the Committee (as set forth above in this Charter).

•	To engage outside consultants to assist the Committee in evaluating and determining appropriate levels of compensation for the CEO and other executive officers and in evaluating the performance of the trustees and investment managers of the employee benefit plans of the Company and to obtain advice and assistance from internal or external legal, accounting or human resources advisors, as the Committee deems appropriate.

Self Evaluation

On an annual basis, the Committee shall review and assess and report to the Board:

•	the adequacy of this Charter and recommend any proposed changes to the Board for approval; and

•	the Committee’s own performance.

APPENDIX C

DIRECTOR NOMINATION PROCEDURES

OF

CORTEX PHARMACEUTICALS, INC.

A.	Introduction

The Board believes that the selection of new directors is one of the most important responsibilities that it has to the Company’s stockholders. As a result, all of the Board members believe that it is their responsibility to participate in the selection of new directors. Accordingly, the Board has determined that full Board of Directors shall perform the director nomination functions and the Board has adopted the following procedures to outline the responsibilities and powers of, and to provide guidelines for, the Board when performing its nomination functions.

B.	Primary Role of the Board in Performing its Nominating Function

The primary role of the Board, when performing its nominating function, is to consider, and recommend new candidates to fill positions on the Board. In conjunction with that role, the Board also shall have the additional responsibilities and the authority and powers set forth below.

C.	Who May Participate in the Nominating Process

All of the Directors may participate in the selection of director nominees; however, to be selected as a director-nominee, a candidate must receive the affirmative vote of majority of the independent directors on the Board (as such independence is defined in the rules of the American Stock Exchange).

D.	Responsibilities and Powers of the Board in Performing its Nominating Function

The responsibilities and powers of the Board, when performing its nominating function, shall include identifying individuals qualified to become Board members, and to recommend the director nominees for the next annual meeting of stockholders and to fill vacancies that may be created by the expansion of the number of directors of the Board and by resignation, retirement or other termination of services of incumbent Board members.

E.	Nominating Process

1. Identifying New Candidates for Board Positions. The Board will actively seek individuals qualified to become members of the Board or members of committees of the Board. In its assessments of potential nominees for the Board, the Board shall consider, without limitation, potential conflicts of interest by such persons. The Board shall have authority to retain, pay and terminate any search firm to be used to identify director candidates and shall have authority to approve the search firm’s fees and other retention terms. The Board shall also have authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Company will provide for appropriate funding, as determined by the Board, for payment of compensation to any consulting firm or other advisors employed by the Board.

2. Composition of the Board. The composition of the Board will depend not only on the character and capacities of the members on the Board taken individually, but also on their collective strengths. Consequently, the Board should be composed of, without limitation:

(a) Directors chosen with a view to bringing to the Board a variety of experience and background; and

(b) Directors who will represent the balanced, best interests of the stockholders as a whole rather than special interest groups or constituencies; provided, however, to the extent the Company and one or more stockholders have an existing agreement in which such stockholders have the right to designate one, or more, directors the Board shall continue to respect and abide by such agreement.

3. Selection Criteria. As part of the process, the Board shall consult with the Chief Executive Officer, other members of management and other parties to evaluate the knowledge and skills which should be kept in mind in making nominations, including experience in business, finance, administration, healthcare or the pharmaceutical industry, and familiarity with the Company’s business and conduct. In considering possible candidates for election as a director of the Company, the Board should be guided in general by the composition guidelines established above and by, including but not limited to, the following:

(a) Each director should be an individual of the highest character and integrity and have an inquiring mind, vision and the ability to work well with others;

(b) Each director should be free of any conflict of interests which would violate applicable law or regulations or interfere with the proper performance of the responsibilities of a director;

(c) Each director should possess substantial and significant experience which would be of particular importance to the Company in the performance of the duties of a director;

(d) Each director should have sufficient time available to devote to the affairs of the Company in order to carry out the responsibilities of a director; and

(e) Each director should have the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a whole and not primarily a special interest group or constituency.

4. Stockholder Recommendation of Board Candidates.

Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that such stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Company not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to the Company’s stockholders.

As a general rule, the Board will not consider such recommendations unless the stockholder provides the following information to the Board:

•	the name and address of the nominating stockholder and of the person or persons being recommended for consideration as a candidate for Board membership;

•	a representation that the stockholder is a holder of record of the Company’s common stock entitled to vote in the election of the Company’s directors, together with information as to the number of shares that are owned by the nominating stockholder his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the candidate’s nomination;

•	a description of any arrangements or understandings, relating to the election of the Company’s directors, that may exist between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder (an “Affiliate” of the nominating stockholder), and any other person or persons (naming such person or persons);

•	such other information regarding each such candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and

the written consent of each such recommended candidate to be named as a nominee and, if nominated by the Board and elected, to serve as a director.

F.	Meetings of the Board in Performing its Nominating Functions

The Board, in its performance of its nominating functions, shall meet no less than once per year, and may meet more frequently, as determined by the Chairperson of the Board or if requested by any two independent directors. A majority of the independent members of the Board must be present for any action to be taken at any such meeting and any material actions to be taken by the Board when performing its nominations function must receive the approval of a majority of the independent directors on the Board. In connection with such meetings, the Board may meet in person, by telephone or by video conference. It also may take action by written consent of a majority of the independent directors; provided that consents for such action have been solicited from all of the directors.

A record shall be kept of the material actions taken by the Board at each such meeting.

G.	Self Evaluation

On an annual basis, the Board shall review and assess:

•	the adequacy of the foregoing procedures and guidelines and consider and make any proposed changes to the same as a majority of the independent directors deem to be appropriate; and

•	the Board’s own performance in its performance of the nominations functions.

CORTEX PHARMACEUTICALS, INC.

PROXY SOLICITED BY BOARD OF DIRECTORS

Roger G. Stoll, Ph.D., with full power of substitution, is hereby appointed proxy to vote the stock of the undersigned in Cortex Pharmaceuticals, Inc. at the Annual Meeting of Stockholders on December 16, 2004, and at any postponement and adjournment thereof, to be held at The Sutton Place Hotel, 4500 MacArthur Boulevard, Newport Beach, California, 92660, at 10:30 a.m. Pacific Time.

Management recommends that you vote FOR Proposals 1 and 2.

1. PROPOSAL 1 ELECTION OF DIRECTORS.

☐	FOR all Nominees listed below (except as indicated to the contrary below)		☐	WITHHOLD AUTHORITY to vote for all Nominees listed below

Robert F. Allnutt, Charles J. Casamento, Carl W. Cotman, Ph.D., Peter F. Drake, Ph.D., M. Ross Johnson, Ph.D., Roger G. Stoll, Ph.D. and Gary D. Tollefson, M.D., Ph.D.

INSTRUCTION: To withhold authority to vote for any individual Nominee, write that Nominee’s name in the space provided below.

2. PROPOSAL 2 RATIFICATION OF THE APPOINTMENT OF HASKELL & WHITE LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

☐	FOR	☐ AGAINST	☐	ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, including procedural and other matters relating to the conduct of the meeting.

[Front of Proxy Card]

THIS PROXY WILL BE VOTED AS DIRECTED. UNLESS OTHERWISE DIRECTED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SEVEN DIRECTOR NOMINEES LISTED ABOVE AND FOR PROPOSAL 2.

Please sign exactly as name appears hereon.

Date: , 2004

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE IMMEDIATELY DATE, SIGN AND RETURN THIS CARD IN THE ENCLOSED ENVELOPE. THANK YOU FOR YOUR PROMPT ATTENTION TO THIS IMPORTANT MATTER.

[Back of Proxy Card]